                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements of Walker Interactive Systems, Inc. of our report dated February 7, 2000, appearing in this Annual Report on Form 10-K of Walker Interactive Systems, Inc. for the year ended December 31, 1999:


                Registration Statement No. 33-46721 on Form S-8 Registration Statement No. 33-64424 on Form S-8 Registration Statement No. 33-64426 on Form S-8 Registration Statement No. 333-02942 on Form S-8 Registration Statement No. 333-08629 on Form S-8 Registration Statement No. 333-39913 on Form S-8 Registration Statement No. 333-42031 on Form S-3 Registration Statement No. 333-57199 on Form S-8 Registration Statement No. 333-85677 on Form S-8 Registration Statement No. 333-95749 on Form S-8


/s/ DELOITTE & TOUCHE LLP
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San Jose, California
March 24, 2000